Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan of Acuity Brands, Inc. of our reports dated October 27, 2021, with respect to the consolidated financial statements of Acuity Brands, Inc. and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 31, 2022